EXHIBIT 10.390

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

On December 14, 2017, the Board of Directors approved an increase in the annual cash retainer for the chairs of the Audit Committee and the Risk Committee, effective January 1, 2018. On January 25, 2018, the Board of Directors approved an increase in the annual equity grant portion of the compensation program, subject to stockholder approval at the 2018 Annual Meeting of Stockholders.
Cash Retainers
The Board of Directors approved a $5,000 increase in the annual cash retainer for the chairs of the Audit Committee and the Risk Committee, effective January 1, 2018.
Each non-employee director receives an annual cash retainer in the amount of $100,000. With the $5,000 increase approved on December 14, 2017, the Chairs of the Audit Committee and the Risk Committee each receive an annual cash retainer of $40,000, and each other member of the Audit Committee and Risk Committee receives an annual cash retainer of $15,000.  The Chair of the Compensation Committee receives a cash retainer of $30,000, and the Chair of the Nominating and Governance Committee receives an annual cash retainer of $25,000.  Each other member of the Compensation Committee and Nominating and Corporate Governance Committee receives an annual cash retainer of $10,000.  There are no fees paid for attendance at board or committee meetings.
The Board of Directors retains the discretion to establish special committees in the future and to pay a special retainer to the Chair and the members of any such special committee.
Equity Grants
The Board of Directors approved a $20,000 increase in the annual equity grants for non-employee directors, subject to stockholder approval at the 2018 Annual Meeting of Stockholders. With the $20,000 increase in the annual equity grants for non-employee directors that is subject to stockholder approval at the 2018 Annual Meeting of Stockholders, each non-employee director will receive an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $160,000.  The equity grants are 50% in stock options and 50% in restricted stock units.  Equity grants vest 25% on each of the first and second anniversaries of the date of grant and the remaining 50% on the third anniversary of the date of grant. In the event a new non-employee director is elected to the Board of Directors during the year, a pro-rata cash retainer amount with the same ratio between cash retainers and equity grants is granted to that individual.